Exhibit 99.1

For Immediate Release

AmerenUE Seeks to Recover Costs for

Reliability Improvements and Cleaner Air

ST. LOUIS, MO., Sept. 3, 2010 – Today, AmerenUE, the Missouri utility company of Ameren Corporation (NYSE: AEE), will file an electric rate increase request with the Missouri Public Service Commission (MPSC). UE is committed to providing customers with safe, reliable, affordable and environmentally responsible energy. To achieve these objectives, UE is investing more than $1 billion in its energy infrastructure and is seeking to recover those costs in rates. Customers are already benefiting from these reliability improvements.

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UE is asking for a $263 million rate increase. If approved, that would be an increase of about 11 percent for customers across all rate classes. Average residential electric bills would increase by about 31 cents a day (based on approximately 1,100 kilowatthours of usage per month).

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UE is seeking to recover investments made primarily to improve the reliability of its aging infrastructure and comply with environmental regulations. Approximately $200 million (~75 percent) of the increase request is due to energy infrastructure investments, environmental controls, and other reliability costs to meet customers’ expectations of more reliable and greener energy. More than $1 billion of new energy infrastructure investments will be serving customers when new rates from this case go into effect.

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In particular, UE is seeking to recover the cost of installing two scrubbers at the company’s Sioux Power Plant at a cost of approximately $600 million. These scrubbers will eliminate nearly 100 percent of sulfur dioxide emissions from the plant, providing cleaner air for the Midwest. (Approximately $110 million of the $263 million request relates to the Sioux scrubber project.)

•	Higher net fuel costs for power plants account for approximately 25 percent, or around $70 million, of the request.

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UE understands that this electric rate increase, coupled with the challenging economy, will create a hardship for some of its customers. UE is taking several proactive steps to help its customers with their future energy bills by reducing its costs and providing energy efficiency and energy assistance programs to its customers.

•	The MPSC and many other parties will review UE’s request. The process typically takes 11 months.

•	Today, UE’s residential rates are approximately 35 percent below the national average and the lowest of any investor-owned utility in Missouri.

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A significant portion of this rate case is to recover infrastructure investments UE is making to serve its customers. Infrastructure investments are a key driver in this case and future cases because of the need to meet stricter environmental regulations and make improvements to an aging infrastructure to meet customers’ number one priority – reliability.

“Our customers have consistently told us that reliability is their highest priority and that they also want cleaner air,” said AmerenUE President and CEO Warner Baxter. “The investments that we have made are consistent with our commitment to deliver the safe, reliable, affordable and environmentally responsible service our customers expect.”

Building two scrubbers at the Sioux Power Plant is an approximately $600 million investment to reduce air emissions from the plant. UE is taking a proactive approach to protecting Missouri and the Midwest by implementing these environmental measures, which will keep 45,000 tons of sulfur dioxide emissions from going into the air next year.

Installation of the two scrubbers began in 2006. The scrubbers are expected to begin operations by the end of 2010. So far, UE has not recovered any of these investments in customers’ rates. Under the regulatory framework in Missouri, UE must first spend money and have the investments serving customers before the company can recover those costs in rates. This delay, or “regulatory lag,” can be as long as 18 months to several years after the company makes an investment. In the case of the Sioux scrubber project, it will take more than four years. Regulatory lag reduces the cash the company has available from its operations for future reliability projects or to meet future regulatory requirements. Therefore, it has been necessary for UE to file for frequent rate increases to recover its costs.

UE also made infrastructure improvements at its Taum Sauk Power Plant. Customers are not paying for the rebuilding of the upper reservoir, and UE is not seeking to recover costs already paid by insurance carriers. However, the company is able to seek recovery of enhancement costs or costs that would have been necessary absent the breach. These enhancements were made to improve the safety, security and reliability of the plant, while providing a cleaner source of power for at least another 80 years. In addition, some of these enhancements would have been needed to the old reservoir to meet current federal dam safety standards. Enhancements include: more robust construction to comply with more stringent earthquake standards; a new, state-of-the-art instrumentation and controls system; an overflow release structure; and a drainage gallery – where operators and engineers are able to monitor the “health” of the new dam. UE is seeking to recover $15 million in Taum Sauk investments in this rate request, or about 6 percent of the total request.

In addition, net fuel costs are rising, primarily because UE is paying higher coal prices for fuel to generate electricity and higher costs to transport the coal to its facilities.

While UE must recover its costs and make a reasonable return on its investments, the company recognizes this creates a hardship for some customers.

“We understand that any increase is difficult for some of our customers. That’s why we are taking proactive steps to help customers manage their rising energy costs and usage now and in the future,” said Baxter.

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“We are taking several steps to manage our costs in a disciplined fashion, yet continue to deliver safe and reliable services,” he said. “In 2010, we are targeting to reduce our expenditures by nearly $100 million below 2009 levels and approximately $200 million below 2008 levels. In addition, we plan to spend nearly $25 million on energy efficiency programs in 2010 to help our customers reduce their energy usage, and we just announced $5 million in energy assistance programs for our customers who are most in need.” Funding for the $5 million in energy assistance programs will come from shareholders and will not be reflected in customers’ rates.

UE offers a variety of energy assistance programs to help customers, including weatherization assistance, Budget Billing, the Lighting and Appliance Program, Refrigerator Recycling, HVAC New & Tune Up Program and, soon, Keeping Current (October 2010).

UE’s request will be carefully reviewed by the MPSC, staff, and many other parties. This process will take up to 11 months. Unlike other businesses, UE must file a rate request asking to adjust prices to reflect the costs of generating and delivering electricity. Current rates don’t reflect its costs and investments. Today, UE residential rates are currently the lowest of any investor-owned utility in Missouri and about 35 percent below the national average.

AmerenUE, founded in 1902, provides electric and gas service to approximately 1.2 million customers across central and eastern Missouri, including the greater St. Louis area. UE serves 57 Missouri counties and 500 towns. For more information, visit www.AmerenUE.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

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regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations and future rate proceedings or legislative actions that seek to limit or reverse rate increases;

•	changes in laws and other governmental actions, including monetary and fiscal policies;

•	changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including UE;

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the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

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the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation services, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;

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the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

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•	prices for power in the Midwest, including forward prices;

•	business and economic conditions, including their impact on the interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make UE’s access to necessary capital, including short term credit and liquidity, impossible, more difficult or more costly;

•	our assessment of our liquidity;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation and performance;

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the recovery of costs associated with UE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating license application for a second unit at its Callaway nuclear plant;

•	impairments of long-lived assets or goodwill;

•	operation of UE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

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the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

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labor disputes, work force reductions, future wage and employee benefit costs, including changes in discount rates and return on benefit plan assets; the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by UE’s facilities or required to satisfy energy sales made by UE;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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